EXHIBIT 10.91

NAMED EXECUTIVE OFFICER COMPENSATION

The following table sets forth the annual base salaries that the Named Executive Officers(1) of Franklin Resources, Inc. (the “Company”) are scheduled to receive effective January 1, 2006, as approved by the Compensation Committee of the Board of Directors of the Company.

Name and Current Position	Base Salary ($)
Gregory E. Johnson President and Chief Executive Officer	$780,132

Anne M. Tatlock Vice Chairman, Member-Office of the Chairman	$590,000

Vijay C. Advani Executive Vice President – Advisor Services	$525,000

William Y. Yun Executive Vice President – Institutional	$525,000

Murray L. Simpson Executive Vice President	$502,500

The Named Executive Officers are also eligible to:

Annual and Equity Incentive Plans.

(a)	Receive an annual cash incentive award pursuant to either the 2004 Key Executive Incentive Compensation Plan or the Company’s Amended and Restated Annual Incentive Compensation Plan.

(b)	Participate in the Company’s equity incentive program, which currently involves the award of restricted stock awards (including those awards based on performance), restricted stock units (including those units based on performance) and stock options pursuant to the Company’s 2002 Universal Stock Incentive Plan, as amended and restated.

Benefit Plans and Other Arrangements.

(a)	Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, a qualified 401(k) plan and profit sharing plan. In addition Ms. Tatlock and Mr. Yun have severance arrangements under their employment agreements.

(b)	Receive certain perquisites offered by the Company, including financial counseling and tax preparation, club memberships, use of Company owned condominiums and, in certain cases, use of the Company’s aircraft for personal use.

Ms. Tatlock and Mr. Yun have employment agreements with the Company and Fiduciary Trust Company International, a subsidiary of the Company.

(1)	The Named Executive Officers include the Company’s Chief Executive Officer and each of the four highest compensated executive officers of the Company for fiscal year ended September 30, 2005.